                                 Exhibit 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTNATS

We consent to incorporation by reference in the registration statements (Nos. 333-25701 and 333-60611) on Form S-8 and registration statement (No. 333-70045) on Form S-3 of Digital Generation Systems, Inc. of our report dated February 23, 2001, except as to the last two paragraphs of Note 15, which are as of March 23, 2001 relating to the consolidated balance sheets of StarGuide Digital Networks, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the March 26, 2001 current report on Form 8-K/A of Digital Generation Systems, Inc.



                                        KPMG LLP


Dallas, Texas
March 29, 2001